Exhibit 10.38.4

                  Arrangement re: Compensation

On September 10, 2002, the Compensation Committee of the Northeast Utilities Board of Trustees resolved to give Michael G. Morris a special payment of $100,000 upon the closing of the sale of the Seabrook Nuclear Generating Station, which occurred on November 1, 2002.